Exhibit 99.8

Prepaid Variable Share Forward Transaction

Date:	August 11, 2008

To:	Dr. Romesh Wadhwani as Trustee of the Romesh & Kathleen Wadhwani Trust
	Attention:	Brad MacMillin
	Facsimile:	415-358-8835
	Telephone:	650-935-9433

From:	Lehman Brothers, Inc acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
	Attention:	Andrew Yare – Capital Markets Contracts – Legal
	Facsimile:	646-885-9546 (United States of America)
	Telephone:	646-333-9493

Ref. Numbers: Global Deal ID: 3989594

Dear Sir or Madam:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Lehman Brothers OTC Derivatives Inc. (“Party A”) and Dr. Romesh Wadhwani as Trustee of the Romesh & Kathleen Wadhwani Trust (“Party B”) on the Trade Date specified below.  This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates.  In addition, you and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form”) and an agreement in the form of the pre-printed Credit Support Annex (New York law) (the “CSA Form”), with such modifications as you and we will in good faith agree.  Upon the execution by you and us of such agreements, this Confirmation shall supplement, form a part of, and be subject to those agreements (collectively, the “Agreement”).  All provisions contained or incorporated by reference in the Agreement, upon its execution, will govern this Confirmation except as expressly modified below.  Until we execute and deliver the Agreement, this Confirmation, together with all other documents confirming transactions entered into between us and referring to the ISDA Form, shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form and the CSA Form as if we had executed such agreements in such form (but without any Schedule or Paragraph 13) on the Trade Date of this Transaction.  In the event of any inconsistency between the provisions of that agreement, or the Agreement, when executed, and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “Swap Definitions”, and together with the Equity Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  References herein to “Transaction” shall be deemed references to “Swap Transaction” for purposes of the Swap Definitions.  In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern.  In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern.

Party A and Party B each represents that entering into the Transaction is within its capacity, is duly authorized and does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party. Party A and Party B each represents that upon due execution and

Lehman Brothers

745 SEVENTH AVENUE

NEW YORK NY 10019

delivery of this Confirmation, it will constitute a legally valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable principles of bankruptcy and creditors’ rights generally and to equitable principles of general application.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Agent:

Lehman Brothers Inc. (“LBI”) is acting as agent on behalf of Party A and Party B for this Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of this Transaction by either party.

Trade Date:	August 11, 2008

Seller:	Party B

Buyer:	Party A

Shares:	The common stock of Lawson Software Inc.(the “Issuer”); Ticker symbol: LWSN

Number of Shares:	2,500,000

Prepayment:	Applicable

Prepayment Amount:	USD 15,940,000

Prepayment Date:	August 14, 2008

Variable Obligation:	Applicable

Forward Floor Price:	USD 7.97

Forward Cap Price:	USD 11.5326

Exchange(s):	Nasdaq Global Select Market

Related Exchange(s):	All Exchanges

Disrupted Day:

The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Party A’s ability to unwind any related hedging transactions.”

Valuation:

Valuation Time:	The close of trading on the Exchange, without regard to extended trading hours.

Valuation Date:	August 11, 2010

Averaging Dates:	Each of the twenty (20) Scheduled Trading Days Exchange Business Days up to and including the

Valuation Date

Averaging Date Disruption:	Modified Postponement

Relevant Price:

The volume weighted average price per Share on each Averaging Date, without regard to the Valuation Time, calculated on the basis of trades executed on the Exchange during its regular trading session, as displayed on Bloomberg page LWSN <EQUITY> AQR.

Settlement Terms:

Cash Settlement:

Applicable, provided that Party B (i) delivers written notice of such election to Party A on or prior to the Settlement Method Election Date and (ii) pays the Election Amount in immediately available funds on the Settlement Method Election Date. For the avoidance of doubt, Physical Settlement shall apply should Party B not provide such notice and pay the Election Amount as described herein.

If Cash Settlement applies, then Party B will pay the Cash Settlement Amount minus the Election Amount received on the Settlement Method Election Date to Party A on the Cash Settlement Payment Date. If the Election Amount exceeds the Cash Settlement Amount, then Party A will pay the excess to Party B on the Cash Settlement Payment Date.

Settlement Currency:	USD

Settlement Price:	The arithmetic average of the Relevant Prices

Cash Settlement Payment Date:	Three (3) Currency Business Days after the Valuation Date

Settlement Method Election:	Applicable

Electing Party:	Seller

Settlement Method Election Date:	The 30th Scheduled Trading Day immediately prior to the Valuation Date.

Election Amount:

USD Cash equal to the lesser of (i) 50% multiplied by the Number of Shares multiplied by the Forward Floor Price or (ii) 150% multiplied by the Number of Shares multiplied by the closing price per Share quoted by the Exchange on the Exchange Business Day immediately preceding the Settlement Method Election Date at the Valuation Time, without regard to extended or after hours trading.

Default Settlement Method:	Physical Settlement

Application of Posted Collateral if Party B Fails to Deliver:	If Party B fails to deliver the Number of Shares to be Delivered on the Settlement Date or any other amounts then due, then Party B irrevocably authorizes

Party A to seize as much of the Posted Collateral as may be necessary to satisfy Party B’s obligations hereunder.

Physical Settlement Terms

Physical Settlement:

Applicable; provided that, notwithstanding anything to the contrary herein, if Party B is not able to deliver Shares free of any restrictive legend, Cash Settlement will apply, provided, further that the Transaction shall be valued in equal proportions of Shares on each Averaging Date, with the Settlement Date for each such Averaging Date occurring one Settlement Cycle after each such Averaging Date. The Settlement Price for each tranche of Shares shall be equal to the Relevant Price on the relevant Averaging Date. For purposes of calculating the Number of Shares to be Delivered on each Settlement Date, the “Number of Shares” in the formulas in Section 9.5 of the Equity Definitions shall be equal to the Number of Shares divided by the number of Averaging Dates.

Dividends:

Dividend Amount:	Ex-Amount, including the Relevant Rate of Return. For purposes of this definition, “gross cash dividends” shall include all cash dividends.

Dividend Period:	Second Period

Relevant Rate of Return:

The return that may be earned on an investment of the Ex-Amount at the Relevant Rate for the number of days from and including the ex-dividend date to and including the final day of the Dividend Period. The “Relevant Rate” means the prevailing overnight USD-Federal Funds-H.15 rate.

Dividend Adjustment:	On each related ex-dividend date, both the Forward Cap Price and the Forward Floor Price shall be adjusted by subtracting the Dividend Amount from each.

Excess Dividend Amount:	The sum of all Dividend Amounts multiplied by the Number of Shares

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that adjustments may be made to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Share.

Extraordinary Events:

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i)

replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, (iii) inserting the words “by any entity” after the word “announcement” in the third and the fifth lines thereof, (iv) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the third line thereto and (v) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fifth line thereto.

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

Modified Calculation Agent Adjustment:

For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3),”

Announcement Event:

If an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Valuation Date. If such economic effect is material, the Calculation Agent will adjust the terms of the Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:

The definition of “New Shares” in Section 12.1 of the Equity Definitions shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) and”

Tender Offers:

The definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “outstanding voting shares of the Issuer” in the fourth line thereof with “outstanding Shares”

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Delisting:

The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: ‘“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date.”

Failure to Deliver:	Applicable

Insolvency Filing:

Applicable

The definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Increased Cost of Stock Borrow:

Applicable. Section 12.9(a)(viii) of the Equity Definitions shall be deleted in its entirety and replaced with the following:

“Increased Cost of Stock Borrow” means that the Hedging Party would earn a Stock Collateral Rate that is less than the Initial Stock Loan Rate. For greater certainty, the Stock Collateral Rate will be deemed to be less than the Initial Stock Loan Rate if the spread below the applicable floating rate increases.

Section 12.9 (b)(v) of the Equity Definitions is amended by deleting all references to “a rate equal to or less than the Initial Stock Loan Rate” and replacing them with “a Stock Collateral Rate that is equal to or greater than the Initial Stock Loan Rate”.

“Stock Collateral Rate” means the rate of return on collateral posted in connection with any Shares borrowed in connection with a Transaction, net of any costs or fees (including, for greater certainty, any lender’s borrow fees).

Initial Stock Loan Rate:	FED-FUNDS minus 25 basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment due to an Increased Cost of Stock Borrow.

Loss of Stock Borrow

Section 12.9(a)(vii) and Section 12.9(b)(iv) of the Equity Definitions are amended by deleting all references to “a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “a Stock Collateral Rate that is equal to or greater than the Minimum Stock Loan Rate.” For greater certainty, the Stock Collateral Rate will be deemed to be greater than the Minimum Stock Loan Rate if the spread below the applicable floating rate decreases.

Minimum Stock Loan Rate:	FED-FUNDS minus 200 basis points.

FED FUNDS:

For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Party A. For the avoidance of doubt, Party A shall be the Hedging Party where applicable in connection with any Extraordinary Event.

Determining Party:	Party A. For the avoidance of doubt, Party A shall be the Determining Party where applicable in connection with any Extraordinary Event.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Collateral:

Notwithstanding anything in the CSA Form or in the Credit Support Annex to the Agreement (in either case, the “Credit Support Annex”) to the contrary, Party B shall Transfer the Independent Amount to Party A on or prior to the Trade Date (which Independent Amount shall constitute Eligible Collateral with respect to Party B). “Independent Amount” means, with respect to Party B for this Transaction, an amount of Shares equal to the Number of Shares. The Independent Amount shall include all Distributions with respect to all Posted Collateral. Upon four Business Days notice, Party B may, in accordance with the terms of the Credit Support Annex, Transfer Equivalent Collateral as Substitute Credit Support. The parties agree that the transfer of the Independent Amount constitutes a delivery of Shares subject to the Representation and Agreement set forth in Section 9.11 of the Equity Definitions, except that such Shares are subject to transfer restrictions arising under Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (“the 1933 Act”). The parties agree that Party A’s Exposure under this Transaction shall be zero upon Party B’s transfer to Party A of the Independent Amount with respect to Party B. Notwithstanding any provision to the contrary in the Credit Support

Annex, the Independent Amount shall be delivered by Party B without regard to the Minimum Transfer Amount and Party A shall have no obligation to return the Independent Amount to Party B until all of Party B’s obligations with respect to this Transaction have been satisfied.

“Equivalent Collateral” means cash in USD or other Collateral of a type and in an amount satisfactory to Party A, in its sole discretion.

Notwithstanding Paragraph 3 of the Credit Support Annex, for purposes of determining the Credit Support Amount deliverable by Party A, if any, when Party B’s Exposure (as defined in the Credit Support Annex) to Party A is greater than zero, the definition of “Credit Support Amount” as set forth in the Credit Support Annex shall be amended by the deletion of the words “minus (iii) all Independent Amounts applicable to the Secured Party, if any,”.

Party A and Party B agree that with respect to Posted Collateral held by Party A, Paragraph 6(c)(i) of the Credit Support Annex shall be deleted in its entirety and replaced with the following:

“(i) pledge, rehypothecate or sell (solely in on a short term basis in connection with a repurchase transaction or other secured lending arrangement) any Posted Collateral it holds as collateral security for financings under which the secured party (or the buyer in the case of a repurchase transaction) has agreed (i) to hold the relevant Shares in a segregated securities account and (ii) absent the occurrence of an event of default under the relevant agreement, that it will not sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any collateral it holds (other than a secured lending arrangement meeting the terms of this paragraph and on terms that (a) are consistent with Party A’s obligations with respect to the voting of the Shares and (b) provide for the prompt return of the Shares to Party A pursuant to a reasonable right of substitution of collateral or on performance by Party A of its obligations under the applicable secured lending arrangement).”

Transfers of Collateral pursuant the terms of the Credit Support Annex shall be made to the accounts specified below:

Party A as receiving party: the account at Party A or one of its Affiliates identified on the most recent notice given to Party B pursuant to the

Notices section of the Agreement.

Party B as receiving party: Account number 938-90821-17-027 (the “Party B Collateral Account”) maintained at Lehman Brothers Inc. in the name of “The Romesh and Wadhwani Trust”.

Voting Rights:

Party A shall promptly provide to Party B any documents (including proxy statements, annual reports and signed proxies) relating to the exercise of voting rights with respect to Posted Collateral. So long as Party B is not a Defaulting Party, Party B may exercise any voting rights it may have in respect of any Collateral and Party A shall exercise any voting rights it may have in respect of any Collateral in accordance with written instructions received by Party A from Party B reasonably in advance of any deadline for exercising such rights.

Elections and variables for the purposes of Paragraph 13 of the CSA Form:

Party A and Party B agree that this provision will apply with respect to the Transaction until such time as they execute an ISDA Credit Support Annex (New York law) to the Schedule to the Agreement (the “Executed CSA”), from which time the provisions of such Executed CSA will apply.

For the purposes of this section and the Collateral section above, paragraphs one through twelve of the CSA Form are incorporated by reference herein subject to the elections and modifications set out below. In case of any inconsistency between the definitions or provisions of this section and the CSA Form, the relevant definitions or provisions of this section shall prevail.

“Eligible Collateral” means, in respect of Party B Shares at a Valuation Percentage of 100% or Equivalent Collateral and with respect to Party A, cash in USD at a Valuation Percentage of 100%.

“Interest Period” means each calendar day.

“Interest Rate” means, with respect to interest paid on USD cash Collateral posted to Party B, the Federal Funds Effective Rate US (Bloomberg: FEDL01 Index) plus 25 basis points and with respect to interest paid on USD cash Collateral posted to Party A, the Federal Funds Effective Rate US (Bloomberg: FEDL01 Index).

Alternative to Interest Rate. The provisions of Paragraph 6(d)(ii) of the Credit Support Annex will apply.

“Local Business Day” means any New York Business

Day.

“Minimum Transfer Amount” means with respect to a party USD 50,000; provided that if an Event of Default, Credit Event Upon Merger or Additional Termination Event has occurred and is continuing with respect to a party, the Minimum Transfer Amount with respect to such party shall be zero and provided further that the Minimum Transfer Amount shall not be applicable to the Independent Amount.

“Notification Time” means 1:00 p.m., New York time, on a Valuation Date. It is understood that such notice can be given via email or telephone, and in deviation from Paragraph 11(e) of the CSA Form and Section 12 of the Agreement, such notice (if made prior to the Notification Time) shall be deemed given and effective as of the same day, and for this purpose, the “close of business” shall be deemed to be the Notification Time.

“Threshold” means zero with respect to Party A and Party B.

“Valuation Agent” means Party A. Notwithstanding Paragraph 4(c) of the Agreement, Party A shall provide its calculations by the close of business on the first Local Business Day of each calendar month and on demand made by Party B.

“Valuation Date” means any Local Business Day.

“Valuation Time” means the close of business in the location where the relevant product is traded provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

Dispute Resolution - Paragraph 5 of the CSA shall apply.

Rounding - the Delivery Amount and the Return Amount will be rounded up and down respectively to the nearest integral multiple of USD 1,000.

Transfer of Interest Amount - A notice confirming the Interest Amount due will be sent by the Secured Party to the Pledgor on the first Local Business Day of each calendar month. A Transfer of the Interest Amount will be made as soon as reasonably practicable after receipt by the Secured Party from the Pledgor of confirmation of the Interest Amount to be Transferred (and in any event no later than the following Local Business Day after receipt of confirmation).

Miscellaneous:

Additional Provision:

Party B represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement.

Party A hereby notifies Party B that, with respect to collateral delivered to Party A by Party B pursuant to this Transaction: (i) in the event of Party A’s failure, Party B will likely be considered an unsecured creditor of Party A as to such collateral; (ii) the Securities Investor Protection Act of 1970 (15 U.S.C. 78aaa through 78lll) does not protect Party B; and (iv) such collateral will not be subject to the requirements of Rules 8c-1, 15c2-1, 15c3-2 or 15c3-3 under the Securities Exchange Act of 1934, as amended.

The Agent will furnish Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

Additional Representations and Warranties of Party B:

(i) Party B represents to Party A (at all times until termination of this Transaction) that it is an “eligible contract participant” within the meaning of Section 1a(12) of the Commodity Exchange Act.

(ii) neither Party A nor any of its affiliates has advised Party B with respect to any legal, regulatory, tax, accounting or economic consequences arising from this Transaction, and neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above), or advisor for Party B in connection with this Transaction.

(v) Party B is not in possession of any material non-public information concerning the business, operations or prospects of the Issuer and was not in possession of any such information at the time of placing any order with respect to the Transaction.

“Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of the Issuer(s).

(vi) Party B’s entry into this Transaction, any sale of Shares hereunder and Party A’s exercise of all rights and remedies hereunder complies with and is not in any way limited by (A) any trading or “blackout” policies of the Issuer or (B) any other conditions or restrictions imposed by the Issuer on the sale, transfer, loan, pledge, disposition or other use by its employees of any Shares;

(viii) Neither Party B nor any person who would be considered to be the same “person” (as such term is used in Rule 144(a)(2) under the 1933 Act, has sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares during the preceding three (3) months prior to the Trade Date except as otherwise listed on Exhibit A (the “Sold Shares”). The Sold Shares will also include Shares that Party B currently intends to sell or hedge. The aggregate of the Number of Shares and the Sold Shares will not exceed the greater of (i) 1% of the outstanding Shares as shown by the most recent report or statement published by the Issuer, or (ii) the average reported weekly volume of trading in the Shares during the four calendar weeks preceding the Trade Date (as reported to Party B by Agent). For purposes of this paragraph, “Shares” shall be deemed to include securities convertible into or exchangeable or exercisable for Shares and any other security or instrument that would be subject to aggregation under paragraphs (a)(2) and (e) of Rule 144 under the 1933 Act.

(ix) Party B has not made, and will not make, any payment in connection with the offering or sale of the Shares to any person other than Party A.

(x) Party B has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any proposed sale of the Shares.

(xi) Party B acknowledges and agrees that (i) the Shares constituting Posted Collateral are currently eligible for public resale by Party B pursuant to Rule 144, (ii) the entering into of this Confirmation will constitute a sale for purposes of Rule 144, (iii) Party B has not taken and will not take any action that would cause the sale made pursuant to this Confirmation to fail to meet all applicable requirements of Rule 144, including without limitation, the volume limitations of Rule 144(e).

(xii) Party B acquired the Shares constituting Posted Collateral and paid for such Shares in full at least six months prior to the date hereof, and Party B did not acquire such Shares in contemplation of, or in a transaction that was contingent upon, entering into this Transaction.

Covenants:	(i) Party A covenants that, through its affiliate Lehman Brothers Inc., it will introduce into the public market a number of Shares equal to the Number of Shares in a manner consistent with the manner-of-sale conditions described in 144(f) and (g) under the 1933 Act.

(ii) Party B will transmit three signed copies of a Form 144 for filing with the Securities and Exchange Commission (the “SEC”), the Exchange and the Issuer concurrently with the execution of this Confirmation.

(iii) Party B will send to Party A via facsimile a copy of each Form 144 and each filing under Section 13 or 16 of the Exchange Act, if any, relating to this Transaction concurrently with filing or transmission for filing, as the case may be, of such form to or with the SEC.

Payments on Early Termination:	Party A and Party B agree that for this Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply.

Transfer:

Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under this Transaction, in whole and not in part, to any Affiliate of Lehman Brothers Holdings Inc. (“Holdings”) effective upon delivery to Party B of the full unconditional guarantee by Holdings, in favor of Party B, of the obligations of such Affiliate; provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over this election; provided further, that no such transfer shall be permitted unless the transferee makes the representations set forth in Part 2, item (a) of the Schedule to the ISDA Form for the benefit of Party B and such representation is true and correct.

Governing Law:

The laws of the State of New York, without reference to choice of law doctrine; provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over this election.

Termination Currency:	USD; provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over this election.

Waiver of Trial By Jury:

Insofar as is permitted by law, each party irrevocably waives any and all rights to trial by jury in any legal proceeding in connection with this Transaction, and acknowledges that this waiver is a material inducement to the other party’s entering into this Transaction hereunder; provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over this election.

Calculation Agent:	Lehman Brothers, Inc

1.                                      Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii) of the ISDA Form, each party agrees to deliver the following documents, as applicable: —

(a)                                  Party A and Party B will deliver forms and/or documents described in Section 4(a)(iii) of the ISDA From upon reasonable demand by the other party:

(b) Other documents to be delivered are: —

Party required to Deliver Document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B	Such financial information relating to Party B as Party A may reasonably request.	Upon request.	Yes

Party B	A certified copy of the Trust Agreement, pursuant to which Party B is authorized to enter into the Confirmation, Agreement and this Transaction.	Upon execution of this Confirmation.	Yes

2.                                       Miscellaneous.

(a)                                  Addresses for Notices. For the purpose of Section 12(a) of the ISDA Form: —Address for notices or communications to Party A:

Lehman Brothers OTC Derivatives Inc.
c/o Lehman Brothers Inc.

Legal Compliance and Audit Group

Capital Markets Contracts - Legal

1271 Avenue of the Americas, 43rd Floor

New York, NY 10020

Address for notices or communications to Party B:

Dr. Romesh Wadhwani
as Trustee of the Romesh &
Kathleen Wadhwani Trust

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention:  Brad MacMillin

Facsimile No.: 415-358-8835

Telephone No: 650-935-9433

(b)           Deposit Accounts.  Unless otherwise specified herein or if different payment instructions are given by the payee, all payments hereunder will be made in United States Dollars and sent to the payee by wire or intrabank transfer as follows:

if Party A is payee, to the following account:

The account identified for such purpose specified in the most recent notice provided by Party A to Party B.

if Party B is payee, to the following account:

Bank ABA Number:	026 007 993
Bank:	UBS AG
Account Name:	Romesh and Kathleen Wadhwani Trust
Account Number:	101-WA-258641-000
Further Credit Account Number:	FG-02694

(c)           Securities Accounts.  Unless otherwise specified herein or if different transfer instructions are given by the receiving party, all transfers of securities sent to the receiving party by wire or intrabank transfer as follows:

if Party A is the receiving party, to the following account:

The account identified for such purpose specified in the most recent notice provided by Party A to Party B.

if Party B is the receiving party, to the following account:

Institution	Lehman Brothers Inc.
Account Name:	Romesh and Kathleen Wadhwani Trust
Account Number:	938-90821-17-027

THIS TRANSACTION HAS BEEN ENTERED INTO FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; THIS TRANSACTION MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

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Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 646-885-9546 (United States of America), Attention: Documentation.

Yours sincerely,	Accepted and agreed to:

Lehman Brothers OTC Derivatives Inc.	Dr. Romesh Wadhwani as Trustee of the Romesh & Kathleen Wadhwani Trust

By:
Name:
Title:

Execution time will be furnished upon Party B’s written request.

EXHIBIT A

SOLD SHARES

SALE OR HEDGE	COUNTERPARTY, IF APPLICABLE	NUMBER OF SHARES SOLD OR HEDGED	TRANSACTION DATE
Sale		2,000,000	August 4, 2008
Hedge	LOTC	2,500,000	August 11, 2008